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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                Power-One, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  739308 10 4
           ---------------------------------------------------------
                                 (CUSIP Number)

David A. Knight, c/o Stephens Group, Inc., 111 Center Street, Little Rock, AR 72201, (501) 377-2573
---------------------------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               September 15, 1999
           ---------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    739308 10 4                                     Page 2 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Voting trust pursuant to agreement dated as of June 8, 1998


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    5,210,588
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          5,210,588

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [ ]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          23.6

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 3 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Stephens Group, Inc.


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [x]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    2,843,650
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          2,843,650

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          12.9

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          HC, CO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 4 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Trust No. One


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    77,708
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          77,708

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 5 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    22,000
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  22,000
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    191,112
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          213,112

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.0

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 6 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    52,272
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 88,209
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  52,272
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    458,295
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          510,567

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 7 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    113,404
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          113,404

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.5

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 8 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 22,500
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    411,075
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          411,075

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.9

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No.    739308 10 4                                     Page 9 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Vernon J. Giss


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    113,404
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          113,404

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.5

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 10 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    60,629
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          60,629

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 11 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren & Harriet Stephens Children's Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    99,979
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          99,979

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.5

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 12 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jon E.M. Jacoby


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    23,522
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 155,709
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  23,522
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,069,863
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,093,385

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          4.9

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 13 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet Calhoun Stephens Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    55,418
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          55,418

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 14 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet C. Stephens


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    55,418
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          55,418

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 15 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Ann Stephens Campbell Revocable Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    228,262
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          228,262

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.0

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 16 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Stephens Campbell


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    503,433
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          503,433

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 17 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          W.R. Stephens, Jr. Revocable Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    273,263
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          273,263

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 18 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Wilton R. Stephens, Jr.


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 22,500
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    570,934
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          570,934

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.6

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 19 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Grandchildrens Trust AAAA


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    369,189
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          369,189

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.7

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 20 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens Trust One


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    275,171
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          275,171

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 21 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    275,171
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          275,171

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 22 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren Miles Amerine Stephens Trust UID 9/10/86


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    53,720
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          53,720

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 23 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          John Calhoun Stephens Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    53,720
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          53,720

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 24 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laura Whitaker Stephens Trust


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    53,720
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          53,720

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 25 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          J & J Partners


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    39,172
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          39,172

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [X]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 26 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jacoby Enterprises, Inc.


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    156,788
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          156,788

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 27 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Two Corporation


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    107,848
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          107,848

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.5

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 28 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Douglas H. Martin


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    41,818
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  41,818
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    50,953
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          92,771

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 29 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Curtis F. Bradbury, Jr.


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    156,816
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          156,816

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 30 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bradbury Enterprises


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [x]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    52,272
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          52,272

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.    739308 10 4                                     Page 31 of 40 Pages
         --------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Partners


-------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)                   (a) [x]
                                                                                                (b) [ ]



-------------------------------------------------------------------------------------------------------
3         SEC Use Only


-------------------------------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

-------------------------------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                                        [ ]


-------------------------------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

-------------------------------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF          ---------------------------------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY           ---------------------------------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON            ---------------------------------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    70,589
-------------------------------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          70,589

-------------------------------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)  [x]


-------------------------------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

-------------------------------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

-------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 32 of 40 Pages


                  The following materials amend the corresponding items set forth in the initial statement in Schedule 13D dated June 10, 1998 filed by the Reporting Persons.

ITEM 1.           SECURITY AND ISSUER

                  This Amendment No. 1 to Schedule 13D relates to the common stock, par value $0.001 per share, of Power-One, Inc. ("Power-One"), the principal executive offices of which are located at 740 Calle Plano, Camarillo, California 93012. It is being filed to report a decrease in beneficial ownership resulting from the sale of Power-One common stock by certain of the Reporting Persons in a public offering on September 15, 1999.


ITEM 2.           IDENTITY AND BACKGROUND

                  Item 2 is hereby amended and supplemented by adding thereto the following:

                           (c)(x) On November 12, 1998 a civil action was filed
by the U.S. Attorney's Office in the U.S. District Court for the Northern District of Florida, Case No. 3:98cv448/RV/MD, against Stephens Inc. The matter was settled pursuant to court order on November 24, 1998. Stephens Inc. was held vicariously liable on a civil basis under 18 U.S.C. Sections 1341, 1343, 1345 and 1346 for (i) undisclosed payments made by three former employees to two Florida public officials in connection with the pursuit of municipal finance business in Florida; and (ii) a former employee's failure to disclose payments made to an outside consultant and an employee of another broker dealer in connection with an offering of the Florida Community Services Corp. of Walton County. Stephens Inc. paid a $2.25 million civil penalty to the Dept. of Justice, $296,385.90 to the Escambia County (Florida) Utilities Authority, $53,756.38 to the Osceola County (Florida) Commission, and $536,529.73 to the Florida Housing Finance Agency. The firm also agreed to forego any new, negotiated municipal securities business in Florida for five years, and to forego permanently the use of outside consultants in connection with the solicitation of municipal bond business.

                           (xi) On November 23, 1998 the SEC filed an
Administrative Proceeding (File No. 3-9781) against Stephens Inc. which, without admitting or denying the findings, consented to entry of the findings and the imposition of remedial sanctions by the SEC. The SEC found: 1) three former employees made undisclosed payments to three Florida public officials in connection with the firm's municipal securities activities in Florida between 1992 and 1995; 2) inaccurate entries were made on the firm's books and records concerning outside municipal finance consultants, expenses charged to issuers, and the improper reimbursement of political contribution made by employees of the firm; and 3) the firm failed to disclose a commission earned on a guaranteed investment contract purchased by the Cherokee Co. (Ga.) Water & Sewerage Authority in connection with an offering underwritten by Stephens Inc. Such conduct violated Sections 10(b), 15B(c)(1) and 17(a) of the Exchange Act and Rules 10b-5 and 17a-3 thereunder, Section 17(a) of the Securities Act, and MSRB Rules G-8, G-17 and G-20. Stephens Inc. was ordered to: 1) cease and desist from committing violations of Sections 10(b), 15B(c)(1) and 17(a) of the Exchange Act and Rules 10b-5 and 17a-3 thereunder, Section 17(a) of the Securities Act, and MSRB rules G-8, G-17 and G-20; 2) pay a $2.25 million civil penalty to the Commission; 3) pay $111,019.19 to the Cherokee (Ga.) Water & Sewerage Authority; and 4) retain an independent consultant to review public finance policies and procedures.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

                  (a) The following table discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers:

CUSIP No. 739308 10 4                                        Page 33 of 40 Pages

                                                                      Percent of
                                                          Number of   Outstanding
Name                                                       Shares       Shares          Voting Power      Investment Power
----                                                     ---------    ----------       ---------------    ------------------
Voting Trust pursuant to the Voting Trust Agreement      5,210,588       23.6          Sole: 5,210,588             -0-
Stephens Group, Inc.                                     2,843,650       12.9                -0-          Shared:  2,843,650
Jackson T. Stephens Trust No. One                           77,708        0.4                -0-          Shared:  77,708
Bess C. Stephens Trust                                     113,404        0.5                -0-          Shared:  113,404
Warren A. Stephens Trust                                    60,629        0.3                -0-          Shared:  60,629
Warren & Harriet Stephens Children's Trust                  99,979        0.5                -0-          Shared:  99,979
Harriet Calhoun Stephens Trust                              55,418        0.3                -0-          Shared:  55,418
Elizabeth Ann Stephens Campbell Revocable Trust            228,262        1.0                -0-          Shared:  228,262
W. R. Stephens, Jr. Revocable Trust                        273,263        1.2                -0-          Shared:  273,263
Jackson T. Stephens Grandchildrens Trust AAAA              369,189        1.7                -0-          Shared:  369,189
Pamela Diane Stephens Trust One                            275,171        1.2                -0-          Shared:  275,171
Warren Miles Amerine Stephens Trust                         53,720        0.2                -0-          Shared:  53,720
John Calhoun Stephens Trust                                 53,720        0.2                -0-          Shared:  53,720
Laura Whitaker Stephens Trust                               53,720        0.2                -0-          Shared:  53,720
Jackson T. Stephens (1)                                    213,112        1.0           Sole: 22,000      Sole:  22,000
                                                                                                          Shared:  191,112
Warren A. Stephens (2)                                     510,567        2.3           Sole: 52,272      Sole:  52,272
                                                                                       Shared: 88,209     Shared:  458,295
Bess C. Stephens (3)                                       411,075        1.9          Shared: 22,500     Shared:  411,075
Vernon J. Giss (4)                                         113,404        0.5                -0-          Shared:  113,404
Jon E.M. Jacoby (5)                                      1,093,385        4.9           Sole: 23,522      Sole:  23,522
                                                                                       Shared: 155,709    Shared:  1,069,863
Harriet C. Stephens (6)                                     55,418        0.3                -0-          Shared:  55,418
Elizabeth Stephens Campbell (7)                            503,433        2.3                -0-          Shared:  503,433
Wilton R. Stephens, Jr. (8)                                570,934        2.6          Shared: 22,500     Shared:  570,934
Pamela Diane Stephens (9)                                  275,171        1.2                -0-          Shared:  275,171
J & J Partners                                              39,172        0.2                -0-          Shared:  39,172
Jacoby Enterprises, Inc.                                   156,788        0.7                -0-          Shared:  156,788
Coral Two Corporation                                      107,848        0.5                -0-          Shared:  107,848
Douglas H. Martin (10)                                      92,771        0.4           Sole: 41,818      Sole:  41,818
                                                                                                          Shared:  50,953
Curtis F. Bradbury, Jr. (11)                               156,816        0.7                -0-          Shared:  156,816
Bradbury Enterprises                                        52,272        0.2                -0-          Shared:  52,272
I. Ernest Butler (12)                                       67,500        0.3          Shared: 67,500     Shared:  67,500
Coral Partners                                              70,589        0.3                -0-          Shared:  70,589
Craig D. Campbell                                              -0-        -0-                -0-                   -0-
William Walker                                               5,000        0.0            Sole: 5,000      Sole:  5,000

                           (1) Includes 77,708 shares beneficially owned by
Jackson T. Stephens Trust No. One and 113,404 shares beneficially owned by Bess
C. Stephens Trust, of which Jackson T. Stephens is a trustee. Also includes 22,000 owned by Jackson T. Stephens.

                           (2) Includes 77,708 shares beneficially owned by
Jackson T. Stephens Trust No. One, 60,629 shares beneficially owned by Warren A. Stephens Trust, 53,720 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 29,403 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 52,272 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA. Also includes 70,589 shares beneficially owned by Coral Partners, of which Mr. Stephens is a general partner.

CUSIP No. 739308 10 4                                        Page 34 of 40 Pages

                           (3) Includes 113,404 shares beneficially owned by
Bess C. Stephens Trust, 275,171 shares beneficially owned by Pamela Diane Stephens Trust One and 22,500 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                           (4) Includes 113,404 shares beneficially owned by
Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                           (5) Includes 29,403 shares owned by each of
Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 99,979 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 369,189 shares beneficially owned by Jackson T. Stephens Grandchildren's Trust AAAA, and 22,500 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 39,172 shares beneficially owned by J & J Partners, 156,788 shares beneficially owned by Jacoby Enterprises, Inc., 107,848 shares beneficially owned by Coral Two Corporation, 23,522 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 70,589 shares beneficially owned by Coral Partners and 70,589 shares beneficially owned by Mr. Jacoby.

                           (6) Includes 55,418 shares beneficially owned by
Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren
A. Stephens, listed in note (2) above.

                           (7) Includes 228,262 shares beneficially owned by
Elizabeth Ann Stephens Campbell Revocable Trust and 275,171 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                           (8) Includes 273,263 shares beneficially owned by W.
R. Stephens, Jr. Revocable Trust and 275,171 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 22,500 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                           (9) Includes 275,171 shares beneficially owned by
Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                           (10) Includes 41,818 shares owned by Stephens Inc.
Custodian for Douglas H. Martin IRA and 50,953 shares beneficially owned by Mr. Martin.

                           (11) Includes 52,272 shares beneficially owned by
Bradbury Enterprises and 104,544 shares beneficially owned by Mr. Bradbury.

                           (12) Includes 22,500 shares owned by each of Susan
Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

CUSIP No. 739308 10 4                                        Page 35 of 40 Pages

                  (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                                   Percent of
                                                                                   Outstanding
Name                                                         Number of Shares        Shares
----                                                         ----------------      -----------
Stephens Inc.                                                      57,446              0.3
Grandchild's Trust One                                             29,403              0.1
Grandchild's Trust Two                                             29,403              0.1
Grandchild's Trust Three                                           29,403              0.1
K. Rick Turner                                                      5,226              0.0
C. Ray Gash                                                         1,135              0.0
Robert L. Schulte                                                  13,067              0.1
William S. Walker                                                   5,000              0.0
Gordon D. Grender & Amanda F. Grender, JTWROS                      78,408              0.4
Susan Stephens Campbell 1995 Trust                                 22,500              0.1
Craig D. Campbell, Jr. 1995 Trust                                  22,500              0.1
Elizabeth Chisum Campbell 1995 Trust                               22,500              0.1
W. R. Stephens, Jr. Children's Trust                               22,500              0.1

                  (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

                  (d) On September 15, 1999, Power-One and certain of its shareholders sold 7,475,000 shares of Power-One common stock in a public offering underwritten by Stephens Inc., BancBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC. 4,975,000 shares were sold by Power-One and 2,500,000 were sold by the shareholders. The public offering price was $25.00 per share, from which the selling shareholders received proceeds of $23.88 per share. The table below discloses sales by the Reporting Persons in the public offering on September 15, 1999.


Name                                                                Number of Shares
----                                                                ----------------
Stephens Group, Inc.                                                     860,400
Jackson T. Stephens Trust One                                             24,200
Bess C. Stephens Trust UID 1/4/85                                         37,800
Warren & Harriet Stephens Children's Trust                                20,700
Harriet Calhoun Stephens Trust UID 3/22/84                                 5,200
Elizabeth Ann Stephens Campbell Revocable Trust                           76,100
W.R. Stephens Jr. Revocable Trust                                         91,100
Jackson T. Stephens Grandchildren's Trust AAAA                           123,100
Pamela Diane Stephens Trust One UID 4/10/92                               91,700
Warren Miles Amerine Stephens Trust UID 9/10/86                           10,000
John Calhoun Stephens Trust UID 12/1/87                                   10,000
Laura Whitaker Stephens Trust UID 12/28/90                                10,000
Coral Two Corporation                                                     35,900
Coral Partners                                                            23,500
Jon E.M. Jacoby                                                           23,500
Jacoby Enterprises, Inc.                                                  52,300
J&J Partners                                                              13,100
Doug Martin                                                               17,000
Warren A. Stephens Trust UID 9/30/87                                      15,000

CUSIP No. 739308 10 4                                        Page 36 of 40 Pages

                           (e) The table below discloses the sale of shares of
Power-One common stock in the September 15, 1999 public offering by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.


Name                                                         Number of Shares
----                                                         ----------------
Grandchild's Trust One UID 12/16/85                                9,800
Grandchild's Trust Two UID 12/16/85                                9,800
Grandchild's Trust Three UID 12/89                                 9,800
Susan Stephens Campbell 1995 Trust UID 12/16/85                    7,500
Craig D. Campbell, Jr. 1995 Trust UID 12/4/95                      7,500
Elizabeth Chisum Campbell 1995 Trust UID 12/4/95                   7,500
W.R. Stephens, Jr. Children's Trust UID 3/1/95                     7,500

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is hereby amended by deleting the previous subsection
(b) under Item 6 and replacing it in its entirety with the following:

                           (b) Prior to the creation of the voting trust,
Jackson T. Stephens Trust No. One assigned the economic interest in 10,000 shares of the common stock to one individual and in 15,000 shares of the common stock to another individual. 20,000 of such shares have been sold.

                                Prior to the creation of the voting trust,
Warren A. Stephens Trust and Harriet C. Stephens Trust assigned the economic interest in a total of 95,000 shares of the common stock to a total of seven individuals, including several family members. 27,360 of such shares have been sold, and the economic interest in 8,000 of such shares has been reacquired.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        (a)      Amendment to Assignment of Economic Interest

        (b)      Agreement to File Joint Schedule 13D

CUSIP No. 739308 10 4                                        Page 37 of 40 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      STEPHENS GROUP, INC.


                                      By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens
                                          Chairman of the Board of Directors


                                      JACKSON T. STEPHENS TRUST NO. ONE


                                      By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens, Trustee


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                      BESS C. STEPHENS TRUST


                                      By: /s/ BESS C. STEPHENS
                                          --------------------------------------
                                          Bess C. Stephens, Trustee


                                      By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens, Trustee


                                      By: /s/ VERNON J. GISS
                                          --------------------------------------
                                          Vernon J. Giss, Trustee


                                      WARREN A. STEPHENS TRUST


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                      WARREN & HARRIET STEPHENS CHILDREN'S
                                      TRUST


                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Trustee

CUSIP No. 739308 10 4                                        Page 38 of 40 Pages

                                      HARRIET CALHOUN STEPHENS TRUST


                                      By: /s/ HARRIET C. STEPHENS
                                          --------------------------------------
                                          Harriet C. Stephens, Trustee


                                      ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE
                                      TRUST


                                      By: /s/ ELIZABETH STEPHENS CAMPBELL
                                          --------------------------------------
                                          Elizabeth Stephens Campbell, Trustee


                                      W. R. STEPHENS, JR. REVOCABLE TRUST


                                      By: /s/ WILTON R. STEPHENS, JR.
                                          --------------------------------------
                                          Wilton R. Stephens, Jr., Trustee


                                      JACKSON T. STEPHENS GRANDCHILDRENS TRUST
                                      AAAA


                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Trustee


                                      PAMELA DIANE STEPHENS TRUST ONE


                                      By: /s/ BESS C. STEPHENS
                                          --------------------------------------
                                          Bess C. Stephens, Trustee


                                      By: /s/ ELIZABETH STEPHENS CAMPBELL
                                          --------------------------------------
                                          Elizabeth Stephens Campbell, Trustee


                                      By: /s/ WILTON R. STEPHENS, JR.
                                          --------------------------------------
                                          Wilton R. Stephens, Jr., Trustee


                                      By: /s/ PAMELA DIANE STEPHENS
                                          --------------------------------------
                                          Pamela Diane Stephens, Trustee

CUSIP No. 739308 10 4                                        Page 39 of 40 Pages

                                      WARREN MILES AMERINE STEPHENS TRUST


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee

                                      JOHN CALHOUN STEPHENS TRUST


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                      LAURA WHITAKER STEPHENS TRUST


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee

                                      J&J PARTNERS


                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Managing Partner


                                      JACOBY ENTERPRISES, INC.


                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, President


                                      CORAL TWO CORPORATION


                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, President


                                      CORAL PARTNERS


                                      By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Partner



                                      By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Partner

CUSIP No. 739308 10 4                                        Page 40 of 40 Pages

                                      BRADBURY ENTERPRISES


                                      By: /s/ CURTIS F. BRADBURY, JR.
                                          --------------------------------------
                                          Curtis F. Bradbury, Jr., Partner

                                          /s/ DOUGLAS H. MARTIN
                                          --------------------------------------
                                          Douglas H. Martin

                                          /s/ CURTIS F. BRADBURY, JR.
                                          --------------------------------------
                                          Curtis F. Bradbury, Jr.

                                          /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens

                                          /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens

                                          /s/ BESS C. STEPHENS
                                          --------------------------------------
                                          Bess C. Stephens

                                          /s/ VERNON J. GISS
                                          --------------------------------------
                                          Vernon J. Giss

                                          /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby

                                          /s/ HARRIET C. STEPHENS
                                          --------------------------------------
                                          Harriet C. Stephens

                                          /s/ ELIZABETH STEPHENS CAMPBELL
                                          --------------------------------------
                                          Elizabeth Stephens Campbell

                                          /s/ WILTON R. STEPHENS, JR.
                                          --------------------------------------
                                          Wilton R. Stephens, Jr.

                                          /s/ PAMELA DIANE STEPHENS
                                          --------------------------------------
                                          Pamela Diane Stephens

                                          /s/ JAMES SOMMERS
                                          --------------------------------------
                                          James Sommers, trustee pursuant to
                                          Voting Trust Agreement dated as of
                                          June 8, 1998

CUSIP No. 739308 10 4                                           Page 1 of 1 Page


                  AMENDMENT TO ASSIGNMENT OF ECONOMIC INTEREST



                  For and in consideration of five thousand, one hundred and twenty five dollars ($5,125.00), the receipt and sufficiency of which is hereby acknowledged by the undersigned, Earsie Carter ("Assignee"). Assignee does hereby sell, reassign and reconvey to Warren A. Stephens Trust all of its right, title and interest in and to 500 shares of common stock of Power-One, Inc., a Delaware corporation. The 500 shares being reconveyed hereby comprise a portion of the 5,000 shares of Power-One, Inc. common stock assigned to Assignee pursuant to that certain Assignment of Economic Interest (the "Assignment"), dated March 7, 1996 from Warren A. Stephens Trust as Assignor to Assignee.

                  The Assignment is hereby amended to reduce the number of shares of Power-One, Inc. common stock subject to the Assignment, following the reconveyance contemplated by this Amendment from 5,000 to 0 shares.

                  IN WITNESS WHEREOF, the Assignee and the Warren A. Stephens Trust have executed and delivered this Amendment to Assignment of Economic Interest as of January 13, 1999.


                                    UNDERSIGNED:

                                    ASSIGNEE:


                                    /s/ EARSIE CARTER
                                    --------------------------------------
                                    Earsie Carter, Individually


                                    WARREN A. STEPHENS TRUST




                                    By: /s/ WARREN A. STEPHENS
                                       -----------------------------------
                                            Warren A. Stephens, Trustee

CUSIP No. 739308 10 4                                         Page 1 of 4 Pages

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(k) of Regulation 13D of the Securities Exchange Act of 1934, as amended, the persons or entities below agree to the joint filing on behalf of each of them of this statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Power-One, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement as of the 28th day of October, 1999.

                                         STEPHENS GROUP, INC.


                                         By: /s/ JACKSON T. STEPHENS
                                             -----------------------------------
                                             Jackson T. Stephens
                                             Chairman of the Board of Directors


                                         JACKSON T. STEPHENS TRUST NO. ONE


                                         By: /s/ JACKSON T. STEPHENS
                                             -----------------------------------
                                             Jackson T. Stephens, Trustee


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Trustee


                                         BESS C. STEPHENS TRUST


                                         By: /s/ BESS C. STEPHENS
                                             -----------------------------------
                                             Bess C. Stephens, Trustee


                                         By: /s/ JACKSON T. STEPHENS
                                             -----------------------------------
                                             Jackson T. Stephens, Trustee


                                         By: /s/ VERNON J. GISS
                                             -----------------------------------
                                             Vernon J. Giss, Trustee


                                         WARREN A. STEPHENS TRUST


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Trustee

CUSIP No. 739308 10 4                                         Page 2 of 4 Pages

                                         WARREN & HARRIET STEPHENS CHILDREN'S
                                         TRUST


                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, Trustee


                                         HARRIET CALHOUN STEPHENS TRUST


                                         By: /s/ HARRIET C. STEPHENS
                                             -----------------------------------
                                             Harriet C. Stephens, Trustee


                                         ELIZABETH ANN STEPHENS CAMPBELL
                                         REVOCABLE TRUST


                                         By: /s/ ELIZABETH STEPHENS CAMPBELL
                                             -----------------------------------
                                             Elizabeth Stephens Campbell,
                                             Trustee


                                         W. R. STEPHENS, JR. REVOCABLE TRUST


                                         By: /s/ WILTON R. STEPHENS, JR.
                                             -----------------------------------
                                             Wilton R. Stephens, Jr., Trustee


                                         JACKSON T. STEPHENS GRANDCHILDRENS
                                         TRUST AAAA


                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, Trustee


                                         PAMELA DIANE STEPHENS TRUST ONE


                                         By: /s/ BESS C. STEPHENS
                                             -----------------------------------
                                             Bess C. Stephens, Trustee


                                         By: /s/ ELIZABETH STEPHENS CAMPBELL
                                             -----------------------------------
                                             Elizabeth Stephens Campbell,
                                             Trustee


                                         By: /s/ WILTON R. STEPHENS, JR.
                                             -----------------------------------
                                             Wilton R. Stephens, Jr., Trustee


                                         By: /s/ PAMELA DIANE STEPHENS
                                             -----------------------------------
                                             Pamela Diane Stephens, Trustee

CUSIP No. 739308 10 4                                         Page 3 of 4 Pages

                                         WARREN MILES AMERINE STEPHENS TRUST


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Trustee


                                         JOHN CALHOUN STEPHENS TRUST


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Trustee


                                         LAURA WHITAKER STEPHENS TRUST


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Trustee


                                         J&J PARTNERS


                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, Managing Partner


                                         JACOBY ENTERPRISES, INC.


                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, President


                                         CORAL TWO CORPORATION


                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, President


                                         CORAL PARTNERS


                                         By: /s/ WARREN A. STEPHENS
                                             -----------------------------------
                                             Warren A. Stephens, Partner



                                         By: /s/ JON E.M. JACOBY
                                             -----------------------------------
                                             Jon E.M. Jacoby, General Partner

CUSIP No. 739308 10 4                                         Page 4 of 4 Pages

                                         BRADBURY ENTERPRISES


                                         By: /s/ CURTIS F. BRADBURY
                                             -----------------------------------
                                             Curtis F. Bradbury, Jr., Partner


                                         /s/ DOUGLAS H. MARTIN
                                         ---------------------------------------
                                         Douglas H. Martin

                                         /s/ CURTIS F. BRADBURY, JR.
                                         ---------------------------------------
                                         Curtis F. Bradbury, Jr.

                                         /s/ JACKSON T. STEPHENS
                                         ---------------------------------------
                                         Jackson T. Stephens

                                         /s/ WARREN A. STEPHENS
                                         ---------------------------------------
                                         Warren A. Stephens

                                         /s/ BESS C. STEPHENS
                                         ---------------------------------------
                                         Bess C. Stephens

                                         /s/ VERNON J. GISS
                                         ---------------------------------------
                                         Vernon J. Giss

                                         /s/ JON E.M. JACOBY
                                         ---------------------------------------
                                         Jon E.M. Jacoby

                                         /s/ HARRIET C. STEPHENS
                                         ---------------------------------------
                                         Harriet C. Stephens

                                         /s/ ELIZABETH STEPHENS CAMPBELL
                                         ---------------------------------------
                                         Elizabeth Stephens Campbell

                                         /s/ WILTON R. STEPHENS, JR.
                                         ---------------------------------------
                                         Wilton R. Stephens, Jr.

                                         /s/ PAMELA DIANE STEPHENS
                                         ---------------------------------------
                                         Pamela Diane Stephens

                                         /s/ JAMES SOMMERS
                                         ---------------------------------------
                                         James Sommers, trustee pursuant to
                                         Voting Trust Agreement dated as of
                                         June 8, 1998